CAPLEASE, INC.

ARTICLES OF AMENDMENT TO
ARTICLES SUPPLEMENTARY

SHARES OF 8.125% SERIES A

CUMULATIVE REDEEMABLE PREFERRED STOCK

March 29, 2010

CapLease, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  On October 17, 2005, the Company filed with the Department Articles Supplementary dated October 17, 2005 classifying and designating 1,610,000 shares of Preferred Stock as the “8.125% Series A Cumulative Redeemable Preferred Stock.” On March 17, 2010, the Company filed with the Department Articles of Amendment to Articles Supplementary dated March 17, 2010 (as so amended, the “Articles Supplementary”) increasing the authorized number of shares of Series A Preferred Stock to 2,610,000 shares.  The Board of Directors now desires to again increase the number of authorized shares of Series A Preferred Stock.

SECOND:  Section 1 of the Articles Supplementary is hereby amended and restated to read as follows:

1.           Designation and Number.  A series of Preferred Stock, designated the “8.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share” (the “Series A Preferred Stock”), is hereby established.  The number of authorized shares of Series A Preferred Stock shall be 4,680,000.

THIRD:  Except as expressly amended hereby, the Articles Supplementary shall continue to be and shall remain in full force and effect in accordance with the terms thereof.  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by these Articles of Amendment to Articles Supplementary.

FOURTH:  These Articles of Amendment to Articles Supplementary have been approved by at least a majority of the entire Board of Directors as required by law and are limited to a change expressly authorized by Section 2-105(a)(12) of the MGCL without any action by the stockholders of the Company.

FIFTH: The total number of shares of stock which the Company had authority to issue immediately prior to these Articles of Amendment to Articles Supplementary was 600,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.01 par value per share, and 100,000,000 shares of Preferred Stock, $0.01 par value per share, of which 2,610,000 were classified and designated as Series A Preferred Stock.  The aggregate par value of all authorized shares of stock having par value was $6,000,000.

SIXTH:  The total number of shares of stock which the Company has authority to issue pursuant to these Articles of Amendment to Articles Supplementary is 600,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.01 par value per share, and 100,000,000 shares of Preferred Stock, $0.01 par value per share, of which 4,680,000 are classified and designated as Series A Preferred Stock.  The aggregate par value of all authorized shares of stock having par value is $6,000,000.

SEVENTH:  These Articles of Amendment to Articles Supplementary shall be effective at the time the Department accepts these Articles of Amendment to Articles Supplementary for record.

EIGHTH:  The undersigned Chief Executive Officer of the Company acknowledges these Articles of Amendment to Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on March 29, 2010.

ATTEST	CAPLEASE, INC.

/s/ Paul C. Hughes	By:	/s/ Paul H. McDowell
Paul C. Hughes Secretary		Paul H. McDowell Chief Executive Officer